Exhibit 10.1 (Executive Officers)

Letter Regarding Phantom Unit Award Under
CNX Coal Resources LP 2015 Long-Term Incentive Plan (the “Plan”)

CNX Coal Resources GP LLC (the “Company”), as the general partner of CNX Coal Resources LP (the “Partnership”), hereby grants to the individual identified in the Grant Notice below (the “Participant”) the following award of Phantom Units (“Phantom Units”), pursuant and subject to the terms and conditions hereof (the “Agreement”) and the Plan, the terms and conditions of which are hereby incorporated into this Agreement by reference.

Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.

GRANT NOTICE
Participant:             [___________]
Grant Date:     [________], 20[__]
Number of Phantom Units:     [____] Phantom Units

Vesting of Phantom Units:
The Phantom Units shall vest in three equal annual installments on each of the first three anniversaries of the Grant Date; provided, that the Phantom Units shall be subject to accelerated vesting in certain circumstances as set forth in Section 4 below.

In the event of a termination of the Participant’s Service for any reason, all Phantom Units that have not vested prior to or in connection with such termination of Service shall thereupon automatically be forfeited by the Participant without further action and for no consideration.
Issuance Schedule:     Vested Phantom Units shall be paid to the Participant in the form of Units as set forth in and subject to Section 5 below.

ACKNOWLEDGEMENT

I hereby acknowledge and accept the terms and conditions of this Agreement and the award evidenced hereby. I further acknowledge and agree that this Agreement and the provisions of the Plan set forth the entire understanding between the Company, the Partnership and me regarding my entitlement to receive Units in the Partnership in connection with this award and supersede all prior oral and written agreements on that subject.

SIGNATURE: _______________________
PRINTED NAME:____________________
DATED:___________________________

CNX Coal Resources LP
By: CNX Coal Resources GP LLC (its General Partner)
By:__________________________________
Name:
Title:

TERMS AND CONDITIONS

The Phantom Units entitle the Participant to receive Units in the Partnership in a series of installments over the Participant’s period of continued service with the Company, the Partnership and any of their Affiliates, subject to the terms and conditions hereof. Each Phantom Unit that vests represents the right to receive one Unit as set forth in and subject to the terms of Section 5. Unlike a typical stock option program, the Units will be issued to the Participant, without any cash payment from the Participant; provided, however, the Participant must pay the applicable income and employment withholding taxes, in accordance with Section 6 below, when due.

The terms and provisions of the award are subject to the provisions of the Plan. A copy of the Plan has been provided with this Agreement.

Other important features of the award may be summarized as follows:

1.Grant. The Company hereby grants to the Participant, as of the Grant Date, an award of the number of Phantom Units set forth in the Grant Notice above, subject to all of the terms and conditions contained in this Agreement and the Plan. In the event of a conflict between any term or condition contained in this Agreement and a term or condition of the Plan, the applicable terms and conditions of the Plan will govern.
2.Phantom Units. Subject to Section 4 below, each Phantom Unit that vests shall represent the right to receive payment, in accordance with Section 5 below, in the form of one (1) Unit. Unless and until a Phantom Unit vests, the Participant will have no right to payment in respect of such Phantom Unit. Prior to actual payment in respect of any vested Phantom Unit, such Phantom Unit will represent an unsecured obligation of the Partnership, payable (if at all) only from the general assets of the Partnership.
3.No Tandem DER. For the avoidance of doubt and without limiting Section 7 below, the Phantom Units granted hereunder are not granted in tandem with a corresponding DER. Therefore, the Participant shall have no right to receive any amounts in respect of any distributions made by the Partnership prior to the settlement of the Phantom Units in accordance with Section 5 below.
4.Vesting and Forfeiture.
(a)    Vesting. Subject to Section 4(b) below, the Phantom Units shall vest in such amounts and at such times as are set forth in the Grant Notice above.
(b)    Accelerated Vesting.
(i) Notwithstanding Section 4(c) below, in the event the Participant’s Service is terminated without Cause (as such term is defined in the Plan), the Chief Executive Officer of the Company shall decide, in his or her sole and absolute discretion, whether to accelerate the vesting of any Phantom Units that have not vested prior to or in connection with such termination of Service.
(ii) Notwithstanding Section 4(c) below, the Phantom Units shall vest in full upon a termination of Participant’s Service by reason of (i) an Incapacity Retirement (as defined in the CONSOL Energy Inc. Employee Retirement Plan, as in effect at that time) or (ii) the Participant’s death.
(iii) Subject to Section 4(c) below, the Phantom Units shall vest in full upon the occurrence of a Change in Control.

Notwithstanding the foregoing, in no event will any special vesting of the Phantom Units occur should the Participant breach any of the restrictive covenants set forth in Section 11, should the Participant’s Service be terminated for Cause (as such term is defined in the Plan) or should the Participant’s Service end for any reason other than in connection with one of the accelerated vesting events specified above.
(c)    Forfeiture. In the event of a termination of the Participant’s Service for any reason, all Phantom Units that have not vested prior to or in connection with such termination of Service shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor. No portion of the Phantom Units which has not become vested at the date of the Participant’s termination of Service shall thereafter become vested.
(d)    Payment. Vested Phantom Units shall be subject to the payment provisions set forth in Section 5 below.
5.Payment of Phantom Units.
(a)    Phantom Units. Unpaid, vested Phantom Units shall be paid to the Participant in the form of Units in a lump-sum as soon as reasonably practical, but not later than sixty (60) days following the date on which such Phantom Units vest. Payments of any Phantom Units that vest in accordance herewith shall be made to the Participant (or in the event of the Participant’s death, to the Participant’s estate) in whole Units in accordance with this Section 5. In lieu of the foregoing, the Committee may elect at its discretion to pay some or all of the Phantom Units in cash equal to the Fair Market Value of the Units that would otherwise be distributed as of the date of vesting.
(b)    Potential Delay. Notwithstanding anything to the contrary in this Agreement, no amounts payable under this Agreement shall be paid to the Participant prior to the expiration of the six (6)-month period following his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) to the extent that the Company determines that paying such amounts prior to the expiration of such six (6)-month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of the applicable six (6)-month period (or such earlier date upon which such amounts can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), such amounts shall be paid to the Participant.
6.Taxes. The Participant will recognize ordinary income for federal income tax purposes on the date the Units are actually issued to the Participant, and the Participant must satisfy the income tax withholding obligation applicable to that income. The amount of the Participant’s taxable income will be equal to the Fair Market Value of the Units on the New York Stock Exchange on the issue date times the number of Units issued to the Participant on that date. The Company and/or its Affiliates shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company and/or its Affiliates, an amount sufficient to satisfy all applicable federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the Phantom Units. In satisfaction of the foregoing requirement, unless otherwise determined by the Committee, the Company and/or its Affiliates shall withhold (or provide for the purchase by an affiliate of the Company of) Units otherwise issuable or payable in respect of such Phantom Units having a Fair Market Value equal to the sums required to be withheld. In the event that Units that would otherwise be issued in payment of the Phantom Units are used to satisfy such withholding obligations, the number of Units which shall be so withheld shall be limited to the number of Units which have a Fair Market Value (which, in the case of a broker-assisted transaction, shall be determined by the Committee, consistent with applicable provisions of the Code) on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.
7.Rights as Unit Holder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a holder of Units in respect of any Units that may become deliverable hereunder unless and until certificates representing such Units shall have been issued or recorded in book entry form on the records of the Partnership or its transfer agents or registrars, and delivered in certificate or book entry form to the Participant or any person claiming under or through the Participant.
8.Transferability.
(a)    Neither the Phantom Units nor any right of the Participant under the Phantom Units may be assigned, alienated, pledged, hedged, attached, sold or otherwise transferred or encumbered by the Participant (or any permitted transferee), including (without limitation) in connection with any short sale, put or call option or any other instrument tied to the value of the Units, other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership and any of their Affiliates. However, the Participant’s right to receive any Units with respect to the Phantom Units which remain unissued at the time of the Participant’s death, may be transferred pursuant to the provisions of the Participant’s will or the laws of descent and distribution.
(b)    Sales of the Units issued to the Participant following the vesting of the Phantom Units will be subject to any market black-out periods the Company or the Partnership may impose from time to time and must be made in compliance with the Company’s or the Partnership’s insider trading policies and applicable securities laws.
9.Distribution of Units. Unless otherwise determined by the Committee or required by any applicable law, rule or regulation, neither the Company nor the Partnership shall deliver to the Participant certificates evidencing Units issued pursuant to this Agreement and instead such Units shall be recorded in the books of the Partnership (or, as applicable, its transfer agent or equity plan administrator). All certificates for Units issued pursuant to this Agreement and all Units issued pursuant to book entry procedures hereunder shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units are then listed, and any applicable federal or state laws, and the Company may cause a legend or legends to be inscribed on any such certificates or book entry to make appropriate reference to such restrictions. In addition to the terms and conditions provided herein, the Company may require that the Participant make such covenants, agreements, and representations as the Company, in its sole discretion, deems advisable in order to comply with any such laws, regulations, or requirements. No fractional Units shall be issued or delivered pursuant to the Phantom Units and the Committee shall determine, in its discretion, whether cash, other securities, or other property shall be paid or transferred in lieu of fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.
a.Partnership Agreement. Units issued upon payment of the Phantom Units shall be subject to the terms of the Plan and the Partnership Agreement. Upon the issuance of Units to the Participant, the Participant shall, automatically and without further action on his or her part, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement.
10.Covenants. As a condition to Participant’s right and entitlement to receive Units in respect of the Phantom Units awarded under this Agreement, Participant agrees to abide by the terms and conditions of the following non-competition and proprietary information covenants:

(a)    Non-Competition Covenant. The Participant hereby acknowledges and recognizes the highly competitive nature of the business of the Company, the Partnership and their Affiliates and accordingly agrees that during the term of the Participant’s Service and for a period of two (2) years immediately thereafter:
(i) The Participant will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company, the Partnership or any of their Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company, the Partnership or any of their Affiliates conduct any such competing line of business;
(ii) The Participant will not perform or solicit the performance of services for any customer or client of the Company, the Partnership or any of their Affiliates;
(iii) The Participant will not directly or indirectly induce any employee of the Company, the Partnership or any of their Affiliates to (A) engage in any activity or conduct which is prohibited pursuant to this non-competition covenant or (B) terminate such individual’s employment with the Company, the Partnership or any of their Affiliates. Moreover, the Participant will not directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by the Company, the Partnership or any of their Affiliates) to any person who was employed by the Company, the Partnership or any of their Affiliates unless such person shall have ceased to be employed by the Company, the Partnership or any of their Affiliates for a period of at least 12 months; and
(iv) The Participant will not directly or indirectly assist others in engaging in any of the activities which are prohibited under subparagraphs (i) through (iii) above.
It is expressly understood and agreed that although the Participant, the Company and the Partnership consider the foregoing restrictions to be reasonable, should a final judicial determination be made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provision of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, should any court of competent jurisdiction find that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(b)    Proprietary Information Covenant.     The Participant, the Company and the Partnership agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company, the Partnership and their Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Participant will not at any time during or after Participant’s Service with the Company, the Partnership or any of their Affiliates, disclose or use for the Participant’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, the Partnership and any of their Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company, the Partnership or any of their Affiliates or which is generally known to the industry or the public other than as a result of the Participant’s breach of this covenant.

The Participant agrees that upon termination of the Participant’s Service with the Company, the Partnership or any of their Affiliates for any reason, the Participant will immediately return all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company, the Partnership and their Affiliates, except that the Participant may retain personal notes, notebooks and diaries. The Participant further agrees that the Participant will not retain or use for the Participant’s own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company, the Partnership or any of their Affiliates.
Notwithstanding the foregoing, nothing in this Agreement restricts or prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or from making other disclosures that are protected under state or federal law or regulation. The Participant does not need the prior authorization of the Company or the Partnership to make such reports or disclosures. The Participant is not required to notify the Company or the Partnership if the Participant has made any such reports or disclosures.
(c)    Remedies. The Participant acknowledges that a violation or attempted violation on the Participant’s part of this Section 11 will cause irreparable damage to the Company, the Partnership and their Affiliates, and the Participant therefore agrees that the Company, the Partnership and their Affiliates shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participant or the Participant’s employees, partners or agents. The Participant agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company, the Partnership or any of their Affiliates may have under law or equity.
11.No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any Affiliate thereof. Furthermore, the Company and its Affiliates may at any time dismiss the Participant from employment or consulting free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or any other written agreement between the Participant and the Company or an Affiliate thereof.
12.Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.
13.Tax Consultation. None of the Board, the Committee, the Company, the Partnership nor any Affiliate of any of the foregoing has made any warranty or representation to Participant with respect to the tax consequences of the issuance, holding, vesting, payment, settlement or other occurrence with respect to the Phantom Units, the Units or the transactions contemplated by this Agreement, and the Participant represents that he or she is in no manner relying on such entities or their representatives for tax advice or an assessment of such tax consequences. The Participant understands that the Participant may suffer adverse tax consequences in connection with the Phantom Units granted pursuant to this Agreement. The Participant represents that the Participant has consulted with his or her tax consultants that the Participant deems advisable in connection with the Phantom Units.
14.Amendments, Suspension and Termination. To the extent permitted by the Plan or Section 18 of this Agreement, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Partnership and the Participant.
15.Lock-Up Agreement. The Participant shall agree, if so requested by the Company or the Partnership and any underwriter in connection with any public offering of securities of the Partnership or any Affiliate thereof, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Units held by him or her for such period, not to exceed one hundred eighty (180) days following the effective date of the relevant registration statement filed under the Securities Act in connection with such public offering, as such underwriter shall specify reasonably and in good faith. The Company or the Partnership may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period. Notwithstanding the foregoing, the 180-day period may be extended in the discretion of the Company for up to such number of additional days as is deemed necessary by such underwriter or the Company or Partnership to continue coverage by research analysts in accordance with FINRA Rule 2711 or any successor or other applicable rule.
16.Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, any and all regulations and rules promulgated by the SEC thereunder, and all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Phantom Units are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
17.Code Section 409A. None of the Phantom Units or any amounts paid pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to Section 409A of the Code. Nevertheless, to the extent that the Committee determines that the Phantom Units may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Phantom Units from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Phantom Units, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Participant’s termination of Service, all references to the Participant’s termination of Service shall be construed to mean a Separation from Service, and the Participant shall not be considered to have a termination of Service unless such termination constitutes a Separation from Service with respect to the Participant.
18.Adjustments. The Participant acknowledges that the Phantom Units are subject to modification and forfeiture in certain events as provided in this Agreement and Section 7 of the Plan.
19.Clawback.
(a)    The Participant acknowledges that the Phantom Units and Units issuable hereunder, whether vested or unvested and whether or not previously issued, are subject to clawback as provided in Section 8(o) of the Plan. Notwithstanding any provisions in this Agreement or the Plan to the contrary, any compensation, payments or benefits provided in this Agreement (or profits realized from the sale of Units hereunder), whether in the form of cash or otherwise, shall be subject to recoupment and recapture to the extent necessary to comply with the requirements of any policy adopted by the Company, the Partnership or any of their Affiliates and/or laws or regulations, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Exchange Act, Section 304 of the Sarbanes Oxley Act of 2002, the New York Stock Exchange Listed Company Manual or any rules or regulations promulgated thereunder with respect to such laws, regulations and/or securities exchange listing requirements, as may be in effect from time to time, and which may operate to create additional rights for the Company, the Partnership or any of their Affiliates with respect to this grant and recovery of amounts relating thereto. By accepting this grant of Phantom Units, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company, the Partnership or any of their Affiliates to recover, recoup or recapture this grant of Phantom Units or the amounts paid under the Plan pursuant to such law, government regulation, stock exchange listing requirement or policy of the Company, the Partnership or any of their Affiliates. Such cooperating and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover, recoup or recapture this grant of Phantom Units or amounts paid under the Plan from the Participant’s accounts, or pending or future compensation or other grants.
(b)    In the event of the Participant’s termination of Service for Cause (as defined in the Plan), or the Participant’s breach of the restrictive covenants set forth in Section 11, then not only will the Participant’s award be cancelled with respect to any unvested Phantom Units at the time subject to the award, but the Participant will also forfeit all of the Participant’s right, title and interest in and to any Phantom Units which have vested under the award and any Units which are held by the Participant at that time. The certificates for any vested Units held by the Participant at the time of such termination must be promptly returned to the Company or the Partnership, and the Company or the Partnership will, in addition, impose an immediate stop transfer order with respect to such certificates. Accordingly, upon such termination of the Participant’s Service or breach of the restrictive covenants set forth in Section 11, the Participant will cease to have any further right or entitlement to receive or retain the Units subject to the Participant’s forfeited award. In addition, to the extent the Participant has sold any Units within the six (6)-month period ending with the date of the Participant’s termination of Service for Cause or the Participant’s breach of the restrictive covenants set forth in Section 11 or at any time thereafter, then the Participant will be required to repay to the Company or the Partnership, within ten (10) days after receipt of written demand from the Company or the Partnership, the cash proceeds the Participant received upon each such sale, provided such demand is made by the Company or the Partnership within one year after the date of that sale.
20.Successors and Assigns. The Company or the Partnership may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company and the Partnership. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
21.Failure to Enforce Not A Waiver: The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
22.Entire Agreement: Except as may otherwise be provided in this Agreement, this Agreement and the Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between the Participant, the Company and the Partnership with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

23.Governing Law. The validity, construction, and effect of this Agreement and any rules and regulations relating to this Agreement shall be determined in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.
24.Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.